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                                                                         EX-99.1

                                    Three                    Tel: (312) 220-7111
                                    First National Plaza     Fax: (312) 220-7199
                                    9th Floor, Suite 120
                                    Chicago, Illinois
                                    60602-1298
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BRINSON                             Chicago     .    London    .   Tokyo
PARTNERS, INC.


E. Thomas McFarlan
Managing Partner


July 1, 1992



The Brinson Funds, Inc.
209 South LaSalle Street
Chicago, IL 60604

Gentlemen:

     We propose to acquire 10,000 shares of common stock (the "Shares") of the Brinson Global Fund series of The Brinson Funds, Inc. (the "Fund") at a purchase price of $10 per share for a total of $100,000. We will purchase the Shares in a private offering prior to the effectiveness of the Form N-1A registration statement filed by the Fund under the Securities Act of 1933. The Shares are being purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Fund prior to the commencement of the public offering of its shares.

     In connection with such purchase, we understand that: (i) we, the purchaser, intend to acquire the Shares for our own account as the sole beneficial owner thereof and have not present intention of redeeming or reselling the Shares so acquired; and (ii) in the event any of the initial 10,000 Shares are redeemed during the first five years, the Fund may charge against our redemption proceeds a pro rate portion of any unamortized organizational expenses which would be borne by such Shares during the balance of the initial five year period were they not to be redeemed.

     We consent to the filing of this Investment Letter as an exhibit to the form N-1A registration statement of the Fund.

Sincerely,

BRINSON PARTNERS, INC.


/s/ E. Thomas McFarlan
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E. Thomas McFarlan